                                 EXHIBIT 23.2





                       INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Bertelsmann AG


We consent to the incorporation by reference in the registration statement on Form S-3 of Take-Two Interactive Software, Inc. of our report dated May 19, 1998, relating to our audits of the combined balance sheet of BMG Interactive Group as of June 30, 1997, and the related combined statements of operations, divisional deficit, and cash flows for each of the years in the two year period ended June 30, 1997, which report is included in Form 8-K/A dated on June 1, 1998. Our report dated May 19, 1998 states that we did not audit the financial statements of the BMG Interactive Group's operations in the United Kingdom, France, Italy and Japan, which statements reflect assets constituting 43% of combined assets as of June 30, 1997, and revenues constituting 60% and 77% of combined revenues in 1997 and 1996, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for the operations of the United Kingdom, France, Italy and Japan, is based solely on the reports of the other auditors. Our report also states that BMG Interactive Group has been operated as an integral part of BMG Entertainment, a division of Bertelsmann AG, and has no separate legal existence. The basis of preparation of the BMG Interactive Group financial statements is described in the note 2 to those combined financial statements.




                                                         KPMG Peat Marwick LLP



New York, New York
June 26, 1998








                                     II-7